Exhibit 2.2

Form of

TRANSITION SERVICES AGREEMENT

by and between

BIOGEN INC.

and

BIOVERATIV INC.

Dated as of [•],[•]

TABLE OF CONTENTS

		Page

Article I

Definitions; Interpretation

Section 1.1	General	1

Article II

Services

Section 2.1	General	2
Section 2.2	Standard for Services	2
Section 2.3	Transitional Nature of the Services	3
Section 2.4	Omitted Services	3
Section 2.5	Additional Services	4
Section 2.6	Transition Support	4
Section 2.7	Use of Third Parties	5
Section 2.8	Cooperation	5
Section 2.9	Access	5
Section 2.10	Performance	5
Section 2.11	Intellectual Property	5

Article III

FEES AND Payment

Section 3.1	Fees	5
Section 3.2	Expense	6
Section 3.3	Invoice	6
Section 3.4	Late Payments	6
Section 3.5	Service Taxes	6
Section 3.6	Withholding	7
Section 3.7	No Right to Set-Off	7

Article IV

Service Management

Section 4.1	Service Managers	7
Section 4.2	Service Coordinators	7

Article V

Sub-Contracting; Third Party Agreements

Section 5.1	Sub-Contractors	7

Section 10.13	Governing Law	14
Section 10.14	Consent to Jurisdiction	14
Section 10.15	Waiver of Jury Trial	15
Section 10.16	Severability	15
Section 10.17	Interpretation	15
Section 10.18	No Waiver	15
Section 10.19	Independent Contractor Status	16

List of Exhibits and Schedules

Schedule I	Biogen Services
Exhibit A	Fees
Exhibit B	TSA Service Definitions
Exhibit C	Initial Service Managers

INDEX OF DEFINED TERMS

Defined Term	Page

Additional Service	1, 3, 4
Agreement	1
Biogen	1
Bioverativ	1
Delaware Courts	10.14
Force Majeure	1, 13
Parties	1
Party	1
Prior Period	2, 3
Separation Agreement	1
Service Provider	2
Services	2
Term	2

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [•],[•], is entered into by and between Biogen Inc. (“Biogen”), a Delaware corporation, and Bioverativ Inc. (“Bioverativ”), a Delaware corporation. “Party” or “Parties” means Biogen or Bioverativ, individually or collectively, as the case may be.

W I T N E S S E T H:

WHEREAS, in conjunction with a Separation Agreement between Biogen and Bioverativ of even date hereof (the “Separation Agreement”), Bioverativ desires to obtain certain transition services from Biogen, and Biogen is willing to provide such services to Bioverativ on the terms and conditions set forth.

NOW, THEREFORE, in consideration of the foregoing and the respective warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1                                    General.  Capitalized terms not defined in this Agreement have the meanings assigned to them in the Separation Agreement. As used herein, the following terms have the following meanings:

(1)                                 “Additional Service” shall have the meaning set forth in Section 2.5.

(2)                                 “Force Majeure” shall have the meaning set forth in Section 10.7.

(3)                                 “FTE Rate” means, with respect to employees of Biogen or its Affiliates, the applicable rate per FTE to be applied by the Parties under this Agreement as set forth in Exhibit A, prorated on an hourly basis based on a total of one thousand seven hundred eighty (1,780) hours worked per year, subject to annual adjustment on each anniversary of the Distribution Effective Time by the change in the rate of the Employment Cost Index for total compensation for the “management, professional and related” occupational group, as published by the United States Department of Labor, Bureau of Labor Statistics (or any similar index agreed upon by the Parties if such index ceases to be compiled and published).

(4)                                 “Internal Costs” shall mean (i) the costs, determined at the FTE Rate, in respect of time spent by Biogen personnel with respect to the provision of Services hereunder,  and (ii) and other costs directly related to the provision of Services under this Agreement, as agreed upon between the two parties.  For the avoidance of doubt, Internal Costs shall not include Third Party Costs.

(5)                                 “Omitted Service” shall have the meaning set forth in Section 2.4.

(6)                                 “Service Provider” means, as the context may require, Biogen or, if not Biogen, the Person providing the Services on behalf of Biogen, including any of its Affiliates (it being agreed and understood that for purposes of this Agreement Biogen shall cause each such Person to comply with the provisions of this Agreement applicable to such Person in such Person’s capacity as a “Service Provider”).

(7)                                 “Services” means all of the services to be provided by or on behalf of the Service Provider under this Agreement and described on Schedule I hereto, as such Schedule may be updated and supplemented from time to time in accordance with the provisions of this Agreement, along with any Omitted Services and any Additional Services.  For purposes of clarity, Services shall not be deemed to include any advisory services to Bioverativ or its Affiliates (including consulting, decision making or advising with respect to the daily operations, goals or strategies of Bioverativ or legal, risk management/insurance, health care compliance financial, accounting, insurance, regulatory or tax advice), except in each case as may be expressly specified on Schedule I hereto.

(8)                                 “Term” means the period commencing on the date hereof and ending on the date of the last to expire Service as set forth in Schedule I.

(9)                                 “Third Party Costs” means the price paid by Biogen or its Affiliates to a Third Party for all applicable Services provided by such Third Party to Biogen or its Affiliates that are directly allocable to the provision of Services hereunder.

ARTICLE II

SERVICES

Section 2.1                                    General.  During the Term, subject to Section 2.2, Biogen shall (and shall cause each Service Provider providing Services to) provide to Bioverativ and, to the extent directed by Bioverativ, its Affiliates, the Services, in each case subject to the terms and conditions set forth herein.  The Services provided hereunder may be only those that were provided in connection with the Bioverativ Business (other than those services expressly excluded hereunder) during the twelve (12) months immediately prior to the date hereof (the “Prior Period”), or which are reasonably anticipated as of the date hereof to be necessary to continue to support the Bioverativ Business during the Term.  The Parties agree to negotiate in good faith any proposed changes to the Services, including pricing related thereto, during the Term.  Such proposed changes shall become effective only upon mutual agreement of the Parties as reflected in an addendum to Schedule I.  The Parties acknowledge and agree that the Services are generally intended to facilitate the transactions contemplated by the Separation Agreement, and to the extent Services described in Schedule I are general in nature, are intended to support the continued operation of the Bioverativ Business and the Bioverativ Products.  The Services are generally intended to achieve the overarching goals set forth on Exhibit B hereto.  In this Agreement, references to Biogen shall include Biogen’s Affiliates, and references to Bioverativ shall include Bioverativ’s Affiliates.

Section 2.2                                    Standard for Services. The Services shall be provided hereunder (i) in accordance with the terms and conditions of this Agreement and in a manner generally consistent with the provision of the Services provided during the Prior Period, (ii) in a manner at least as complete in all material respects as the manner in which such Services have been provided during the Prior Period, (iii) with the same degree of skill, care and diligence as provided during the Prior Period, and (iv) giving substantially equal priority and substantially equal treatment that such Services received during the Prior Period; provided that if Service Provider has not previously provided any such Service to another Person, Service Provider will provide such Service in a manner substantially similar to similar services provided to its Affiliates or businesses. To the extent a more specific standard of care is specified in Schedule I with respect to any Service, Service Provider shall use its commercially reasonable efforts to comply with such more specific standard.  It is the Parties’ shared objective to transition responsibility for the performance of Services from Service Provider to Bioverativ and its Affiliates in a manner that minimizes, to the extent reasonably possible, disruption to the business operations of Service Provider and its Affiliates and the business operations of Bioverativ and its Affiliates.  Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, Service Provider shall not be required to (a) perform any Service in any manner that violates or contravenes any restrictions imposed on Service Provider by applicable Law or (b) perform any Service in any manner that breaches or contravenes any contractual obligations owed by Service Provider to any Third Party(ies).

Section 2.3                                    Transitional Nature of the Services.  Bioverativ understands that the Services provided hereunder are transitional in nature and are furnished by the Service Provider as an accommodation and for the purpose of facilitating the transactions contemplated by the Separation Agreement.  Bioverativ agrees to use, and shall cause its Affiliates to use, commercially reasonable efforts to transition from the Services as provided by Service Provider to services furnished by another Party as soon as practically possible, but in no case later than the expiration of the Term.  Bioverativ further understands that the Service Provider is not in the business of providing Services to Third Parties and will not provide the Services beyond the Term.

Section 2.4                                    Omitted Services.  If, during the forty-five (45) day period immediately following the date of this Agreement, Bioverativ identifies a service that was provided in connection with the Bioverativ Business (other than those services expressly excluded hereunder) during the Prior Period, or which are reasonably anticipated as of the date hereof to be necessary to continue to support the Bioverativ Business during the Term, but such services were inadvertently omitted from the list of Services in Schedule I hereto (each, to the extent included in the Services pursuant to this Section, an “Omitted Service”), then Service Provider shall use commercially reasonable efforts to cooperate with Bioverativ to amend Schedule I to add such Omitted Service as a Service, provided that Service Provider shall not be obligated to provide any Omitted Service if it does not, in its reasonable judgment, have adequate resources to provide such Omitted Service or if the provision of such Omitted Service would significantly disrupt the operation of its business.  In the event that the Parties agree that Service Provider should provide any such Omitted Service, the Parties shall execute amendments for such Omitted Service to (A) Exhibit A, to the extent necessary to reflect any additional FTE Rates for such Omitted Service and (B) Schedule I for such Omitted Service that shall set forth, among other things, (i) the time period during which such Omitted Service shall be provided, (ii) a description of such Omitted Service in reasonable detail, (iii) primary points of contact for each of the Parties with respect to the Service and (iv) any additional terms and conditions specific to such Omitted Service.  Service Provider’s obligations with respect to providing any such

Omitted Service shall become effective only upon mutual agreement of the Parties as reflected in an amendment to Schedule I and Exhibit A being duly executed and delivered by each Party.  Notwithstanding the foregoing, the time period for any such Omitted Service shall expire not later than the expiration of the Term as calculated prior to the addition of such Omitted Service unless the Parties agree otherwise.

Section 2.5                                    Additional Services. The Parties hereto acknowledge that Schedule I might not identify all of the Services that may be necessary or appropriate to affect the understanding set forth in this Agreement.  Bioverativ may request such additional Services from Service Provider (each, to the extent included in the Services pursuant to this Section, an “Additional Service”) in writing during the Term.  Service Provider will consider any such request for Additional Services promptly and in good faith.  In the event that the Parties agree that Service Provider should provide any such Additional Service, the Parties shall execute amendments for such Additional Service to (A) Exhibit A, to the extent necessary to reflect any additional FTE Rates for such Additional Service and (B) Schedule I that shall set forth, among other things, (i) the time period during which such Additional Service shall be provided, (ii) a description of such Additional Service in reasonable detail, (iii) primary points of contact for each of the Parties with respect to the Service and (iv) any additional terms and conditions specific to such Additional Service.  Service Provider’s obligations with respect to providing any such Additional Service shall become effective only upon mutual agreement of the Parties as reflected in an amendment to Schedule I and Exhibit A being duly executed and delivered by each Party.  Notwithstanding the foregoing, the time period for any such Additional Service shall expire not later than the expiration of the Term as calculated prior to addition of such Additional Service unless the Parties agree otherwise.

Section 2.6                                    Transition Support.  Notwithstanding anything to the contrary in this Article II, Service Provider shall provide (or cause to be provided) to Bioverativ and its Affiliates, at Bioverativ’s sole cost and expense, any reasonable cooperation and assistance requested by Bioverativ for the transition from Services to replacement services, whether such replacement services are to be provided by Bioverativ or any other Person, including without limitation allocating and providing commercially reasonable access to appropriate personnel and making available (or having made available) on a timely basis to Bioverativ all non-privileged and non-confidential information and materials reasonably requested by Bioverativ about the Services and the information technology systems used in connection with the provision of such Services.  Prior to the termination or expiration of this Agreement (or any Services provided hereunder) and subject to the last sentence of this Section 2.6, Service Provider shall deliver to Bioverativ such non-privileged and non-confidential documents, records and information as are reasonably necessary to achieve such transition.  Immediately upon the termination or expiration of this Agreement, at Bioverativ’s reasonable cost and expense, (i) Service Provider shall promptly deliver to Bioverativ copies of any and all such remaining documents, records and information in Service Provider’s possession and owned by Bioverativ or to which Bioverativ is otherwise entitled pursuant to this Agreement or the Separation Agreement and (ii) Bioverativ shall promptly return to Service Provider all such non-privileged and non-confidential documents, records and information in Bioverativ’s possession or under its control, other than those non-privileged and non-confidential documents, records and information that Bioverativ is entitled to retain pursuant to the Separation Agreement.

Section 2.7                                    Use of Third Parties.  Bioverativ understands that certain Services may be provided to it by the Service Provider in accordance with this Section 2.7 and pursuant to agreements between the Service Provider and various Third Parties.  To the extent not prohibited by a Third Party and with Bioverativ’s consent not to be unreasonably withheld, conditioned, or delayed, the Service Provider will coordinate the provision of Services by the Third Party to Bioverativ and Bioverativ will reasonably cooperate with any Third Party providing Services on behalf of the Service Provider in order to facilitate the provision and receipt of such Services.

Section 2.8                                    Cooperation.  Bioverativ and its Affiliates who are recipients of the Services will reasonably cooperate with the Service Provider in order to facilitate the provision and receipt of the Services.  Bioverativ acknowledges that such Services are dependent on such reasonable cooperation, and that its or its Affiliates’ failure to so cooperate, if not reasonable, shall relieve the Service Provider of its obligation to provide the related Services to the extent such failure renders such provision impractical or impossible.  Bioverativ and its Affiliates who are recipients of the Services will comply in all material respects with all applicable policies and procedures of the Service Provider.

Section 2.9                                    Access.  Each Party shall allow the other Party and its Affiliates and Representatives reasonable access to the facilities of such Party and its Affiliates that is necessary for Service Provider to provide the Services or for Bioverativ and its Affiliates to receive the Services. Each Party agrees that all of its and its Affiliates’ employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of the other Party or any of its Affiliates, or when given access to any facilities, information, systems, infrastructure or personnel of the other Party or any of its Affiliates, conform to the policies and procedures of such other Party and any of its Subsidiaries, as applicable, concerning health, safety, conduct and security which are made known to the Party receiving such access from time to time.

Section 2.10                             Performance.  It is understood and agreed that any Party may cause any of its Subsidiaries to perform any or all of its obligations hereunder, and may designate any of its Subsidiaries to receive any of its entitlements hereunder.  Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at or after the Distribution Effective Time, in each case to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 2.11                             Intellectual Property.  Neither Party will gain, by virtue of this Agreement, any rights of ownership or use of copyrights, patents, trade secrets, trademarks or any other intellectual property rights (“Intellectual Property Rights”) owned by the other Party or its Affiliates.  To the extent any Intellectual Property Rights are developed by Biogen or its Affiliates solely specifically and exclusively for Bioverativ in the course of the performance of the Services, all right, title and interest in and to any such Intellectual Property Rights shall be the sole and exclusive property of Bioverativ, and Biogen shall (and shall cause its Affiliates to) assign, and does hereby assign, to Bioverativ all right, title and interest in and to any such Intellectual Property Rights.  Except as expressly specified in the foregoing, as between the Parties, all right, title and interest in any Intellectual Property Rights developed by or on behalf of Biogen in the course of providing the Services shall be owned by Biogen.

ARTICLE III

FEES AND PAYMENT

Section 3.1                                    Fees.  The fees payable hereunder for the Services (the “Fees”) shall be equal to (i) the Service Provider’s Internal Costs (plus a mark-up as provided in Exhibit A) plus (ii) the Service Provider’s Third Party Costs.  Bioverativ shall also pay the Service Provider for all of the reasonable, documented one-time costs and expenses, if any, incurred by

Service Provider in order to enable the Service Provider to provide and to terminate the Services as contemplated hereby, including costs for adapting the Service Provider’s systems to be able to interface with Bioverativ’s systems, if reasonably required.

Section 3.2                                    Expense.  The Fees are exclusive of expenses related to travel (including long-distance and local transportation, accommodation and meal expenses and other incidental expenses) by the Service Provider’s personnel or any subcontractor in connection with performing the Services.  All of the costs and expenses described in this Section 3.2 (“Expenses”) shall be charged by the Service Provider to the Service Recipient on a pass-through basis.  For the avoidance of doubt, the Expenses described in this Section 3.2 shall be consistent with the Service Provider’s general approach with respect to such types of costs and expenses; provided, that with respect to any Service, the Service Recipient’s prior written approval shall be required to the extent that Expenses exceed fifteen percent (15%) of the Fees paid and payable to the Service Provider for such Service in any calendar quarter.

Section 3.3                                    Invoice.  Not later than twenty-five (25) days after the last day of each calendar quarter (or, if such date is not a Business Day, then on the immediately succeeding Business Day), the Service Provider shall provide to Bioverativ an invoice for the preceding calendar quarter’s Services, which shall list (i) the Services provided by the Service Provider to Bioverativ during such calendar quarter, (ii) the Fees payable for such Services (and reasonable documentation supporting such Fees, to the extent requested by Bioverativ) and (iii) any one-time costs and expenses, out-of-pocket expenses and pass-through costs and expenses and reasonable documentation verifying such costs and expenses for such calendar quarter.  The amount stated in such invoices shall be paid by Bioverativ in full within fourty-five (45) days of the issuance of the invoices (or, if such date is not a Business Day, then on the immediately succeeding Business Day) to an account designated by the Service Provider, except to the extent such amount shall be the subject of a good faith dispute between the Service Provider and Bioverativ.

Section 3.4                                    Late Payments.  Without prejudice to the Service Provider’s other rights and remedies, where any sum remains unpaid sixty (60) Business Days after the applicable due date, it shall carry interest, which shall accrue daily, from the due date until the date of actual payment, at a rate based on the prime rate listed in the Wall Street Journal (Bond Yields and Rates) on the date such sum is due and payable plus two percent (2%).

Section 3.5                                    Service Taxes.  All payments due to the Service Provider under this Agreement shall be exclusive of any sales, use, value added, transfer, service, service use or other similar or analogous Tax (“Service Taxes”).  Bioverativ will pay, and hold Service Provider harmless against, any Service Taxes applicable to the provision of the Services. Each Party agrees to provide to the other Party such information and data as reasonably requested from time to time, and to fully cooperate with the other Party, in connection with (a) the reporting of any Service Taxes payable pursuant to this Agreement, (b) any audit relating to any such Service Taxes, or (c) any assessment, refund, claim or proceeding relating to any such Service Taxes. To the extent any such reporting, audit, assessment, refund, claim, or proceeding is in relation to Service Taxes owed or claimed to be owed by Service Provider or any of its Affiliates by a Governmental Entity, Biogen shall direct and control such reporting, audit, assessment, refund, claim, or proceeding.

Section 3.6                                    Withholding.  Bioverativ or any applicable Affiliate of Bioverativ, as the case may be, shall be entitled to duly and timely deduct or withhold from any payment otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under applicable Law, and to the extent such amounts are duly and timely remitted to the appropriate Governmental Entity such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made; provided, however, that Bioverativ shall notify the Service Provider in writing of any anticipated withholding at least fifteen (15) Business Days prior to making any such deduction or withholding and will cooperate with the Service Provider in obtaining any available exemption from or reduction of such deduction or withholding. Bioverativ shall provide the Service Provider with evidence of payment to, or receipts from, the relevant Governmental Entity evidencing timely payment of such Taxes.

Section 3.7                                    No Right to Set-Off.  Each Party hereto acknowledges and agrees that it shall not be permitted to set-off any amount owed by such Party pursuant to this Agreement against any amount or obligation owed to such Party or an Affiliate hereunder or pursuant to the Separation Agreement or any other Ancillary Agreement.

ARTICLE IV

SERVICE MANAGEMENT

Section 4.1                                    Service Managers.  The Service Provider and Bioverativ shall each appoint an employee to have overall responsibility for managing and coordinating the delivery of Services in accordance with this Agreement (such employee, a “Service Manager”).  The initial Service Managers shall be identified on Exhibit C hereto or otherwise designated by each of the Parties prior to the Distribution Effective Time, and may thereafter be replaced from time to time upon written notice to the other Party.  Service Managers shall consult and coordinate with one another regarding the provision of Services hereunder.

Section 4.2                                    Service Coordinators.  Each Party has designated an employee or title as the principal point of contact for the day-to-day implementation or monitoring of each Service as specified in Schedule I (each, a “Service Coordinator”).  Communications relating to specific Services shall be directed to the applicable Service Coordinators.  The Service Coordinators will report to the applicable Service Manager from time to time, as directed by the Service Manager.

ARTICLE V

SUB-CONTRACTING; THIRD PARTY AGREEMENTS

Section 5.1                                    Sub-Contractors.  Upon Bioverativ’s consent, not to be unreasonably withheld, conditioned, or delayed, Service Provider may delegate or sub-contract its duties under this Agreement to a qualified Third Party, provided that, notwithstanding such delegation or sub-contracting, the Service Provider shall remain liable for the performance of its duties hereunder and shall ensure and guaranty that any Services provided by a subcontractor shall meet Service Provider’s obligations set forth in Section 2.2(i), (ii), (iii) and (iv).  For the avoidance of doubt, Service Provider will not be liable with respect to any agreement entered into directly by Bioverativ (or its Affiliates) and a subcontractor, other than as mutually agreed in writing by the Parties hereto.

Section 5.2                                    Third Party Agreements.  Bioverativ acknowledges that the Services that were provided through Third Parties prior to the date hereof are subject to the terms and conditions of any applicable agreements between the Service Provider and such Third Parties, and Bioverativ agrees to comply with such terms and conditions to the extent applicable to Bioverativ and necessary for purposes of receiving such Services by Bioverativ.  For any Service to be delegated to a Third Party after the date hereof, and so long as any such Service is provided solely to Bioverativ and not to Service Provider or any Affiliates of Service Provider, Service Provider shall provide Bioverativ with a copy of any agreement contemplated to be entered into with such Third Party in relation to such Service and seek Bioverativ’s consent to such delegation, which consent may not be unreasonably withheld, delayed, or conditioned.  In the event any such consent is not granted, Service Provider shall not have any liability resulting from any delay in providing any such Service.

Section 5.3                                    Consents.  Notwithstanding anything to the contrary contained herein, the Service Provider shall use commercially reasonable efforts to obtain all consents from vendors that are necessary in order to provide any of the Services to Bioverativ under this Agreement; provided, however, that the Service Provider shall not be required to pay any out-of-pocket fees to any vendor in order to obtain such consent, but shall, instead, request that Bioverativ pay such out-of-pocket fees.  In the event that the Service Provider is unable to obtain any such consent, the Parties hereto will work together to agree upon a commercially reasonable alternative arrangement.  Any costs specified in the second sentence of Section 3.1 and any actual out-of-pocket fees levied on the Service Provider (i) in connection with its efforts to obtain and implement such consents and (ii) in connection with the implementation of any such commercially reasonable alternative arrangement, shall be borne by Bioverativ.  For the avoidance of doubt, any costs incurred by Biogen in connection with obtaining consents prior to the Distribution Effective Time shall be borne by Biogen.

ARTICLE VI

TERM AND TERMINATION AND EFFECTS OF TERMINATION

Section 6.1                                    Termination.  Except as otherwise provided herein or unless otherwise agreed in writing by the Parties hereto, Service Provider’s obligation to provide or procure, and Bioverativ’s obligation to purchase, each Service shall cease as of the end of the term specified for such Service in Schedule I hereto, and the Agreement shall terminate in its entirety at the end of the Term.

Section 6.2                                    Termination for Breach.  In the event that a Party hereto commits a material breach with respect to any of the Services, the other Party may terminate this Agreement with respect to such Service only, unless such breach is cured not later than thirty (30) days after receipt by the breaching Party of written notice of such breach.

Section 6.3                                    Early Termination of a Service.  Subject to the restrictions set forth herein, if Bioverativ should wish to terminate a Service (in whole, but not in part), Bioverativ shall provide written notice to the Service Provider not later than forty-five (45) days prior to the requested termination date for such Service; provided, however, that no such notice of termination may be delivered to the Service Provider during the forty-five (45) day period immediately following the date hereof.  Notwithstanding the foregoing provisions, the Parties hereto acknowledge and agree that, in certain instances, terminating certain Services may require time periods longer than the forty-five (45) day period specified in this Section 6.3.  In any such event, the Parties agree to negotiate in good faith a longer period of time for any and all such transfers following the termination notice.  Bioverativ shall remain liable for any Fees or other amounts payable hereunder in connection with the terminated Service(s) incurred prior to the effective date of termination of such Service(s), including in the event that such terminated Services contemplated a deliverable that was not provided due to such early termination.  Bioverativ acknowledges and agrees that (a) Services provided by Third Parties may be subject to term-limited licenses and contracts between Service Provider and applicable Third Parties (collectively, “Provider Third Party Contracts”), (b) the renewal periods under the Provider Third Party Contracts may be for fixed periods, and (c) Service Provider may not have the right to renew certain Provider Third Party Contracts.  As a result, Bioverativ agrees that (i) if Service Provider is required to extend any Provider Third Party Contract in order to continue to provide any Service during the Term, then Bioverativ shall be required to pay Service Provider the amount of any renewal fees or purchase commitments applicable to the relevant Service for the full renewal period specified in the applicable Provider Third Party Contract, regardless of whether the Term or Service Provider’s provision of the relevant Service ends prior to the end of the relevant renewal period, and (ii) Service Provider will not be required to provide any Service to the extent it is unable to renew any applicable Provider Third Party Contract.

Section 6.4                                    Termination Upon Insolvency.  Either Party may terminate this Agreement immediately in the event the other Party (i) becomes insolvent, (ii) is generally unable to pay, or fails to pay, its debts as they become due, (iii) files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency Law, (iv) makes or seeks to make a general assignment for the benefit of its creditors, or (v) applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property or business.

Section 6.5                                    Effect of Termination.  Not later than thirty (30) days following the date it receives a final invoice from the Service Provider following termination or expiration of any Services or this Agreement, Bioverativ shall pay to the Service Provider all remaining monies due to the Service Provider hereunder in respect of Services provided prior to such termination or expiration except for any amounts then the subject of a good faith dispute.  In addition, at the end of the Term, each Party hereto shall, at the disclosing Party’s option, return or destroy the Confidential Information of the disclosing Party.  In the event that the disclosing Party elects destruction, the other Party shall furnish to the disclosing Party a written certificate of destruction signed by an officer of the certifying Party. Any provision which by its nature should survive, including the provisions of this Section 6.5 (Effect of Termination), and Section 2.11 (Intellectual Property), Article III (Fees and Payment), Article VII (Limitation of Liability; Indemnification), Article IX (Preservation of Records; Access to Information; Confidentiality; Privilege), and Article X (Miscellaneous), shall survive the termination of this Agreement.

ARTICLE VII

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 7.1                                    Limited Liability.

(a)                                 The Liabilities of Service Provider and its Affiliates and Representatives, collectively, under this Agreement for any act or failure to act in connection herewith (including the performance or breach of this Agreement), or from the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, shall not exceed the amount of Service charges received (and not previously paid back as a Liability hereunder) by the Service Provider (or its Affiliates) prior to the date on which the Service Provider’s (or its applicable Affiliate’s or Representative’s) action or inaction (or, prior to the one-year anniversary of this Agreement if such action or inaction occurs during the first year of this Agreement) giving rise to the Liability arises or occurs.

(b)                                 Notwithstanding anything to the contrary contained in the Separation Agreement or this Agreement, the Service Provider shall not be liable to Bioverativ or any of its Affiliates or Representatives, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, for any special, indirect, incidental, punitive or consequential damages whatsoever (including lost profits or damages calculated on multiples of earnings approaches), which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by the Service Provider (including any Affiliates and Representatives of the Service Provider and any unaffiliated third party providers, in each case, providing the applicable Services) under this Agreement or the provision of, or failure to provide, any Services under this Agreement, including with respect to loss of profits, business interruptions or claims of customers.

(c)                                  The limitations in Section 7.1 shall not apply with respect to any Liability arising out of or in connection with the gross negligence, willful misconduct, or fraud of or by the Party to be charged.

Section 7.2                                    Services Provided “As-Is”.  THE SERVICE PROVIDER PROVIDES ANY AND ALL SERVICES ON AN “AS-IS” BASIS AND, EXCEPT AS SET FORTH IN SECTION 2.2, MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE SERVICES PROVIDED.  THE SERVICE PROVIDER DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN CONNECTION WITH THIS AGREEMENT.

Section 7.3                                    Indemnification.

(a)                                 Subject to Section 7.1, Bioverativ hereby agrees to indemnify, defend and hold harmless each such Service Provider and its Affiliates and Representatives from and against any and all Liabilities arising from, relating to or in connection with the use of any Services by such Bioverativ or any of its Affiliates, Representatives or other Persons using such Services, except to the extent that such Liabilities arise out of, relate to or are a consequence of Service Provider’s or its Affiliates’ or Representatives’ gross negligence, willful misconduct or fraud.

(b)                                 Subject to Section 7.1, Service Provider hereby agrees to indemnify, defend and hold harmless Bioverativ and its Affiliates and Representatives from and against any and all Liabilities arising from, relating to or in connection with  the provision of any Services by such Service Provider or any of its Affiliates, Representatives, except to the extent that such Liabilities arise out of, relate to or are a consequence of Bioverativ’s gross negligence, willful misconduct or fraud.

(c)                                  Indemnification pursuant to this Section 7.3 represents the Parties’ sole and exclusive remedy under this Agreement, provided that, if Service Provider commits an error with respect to, incorrectly performs or fails to perform any Service, at Bioverativ’s request, without prejudice to any other rights or remedies Bioverativ may have, Service Provider shall use commercially reasonable efforts to correct such error, re-perform such Service or perform such Service, as applicable, at no additional cost to Bioverativ.  To the extent the Service Provider is unable to provide in its entirety a Service because of a partial delay which excuses performance pursuant to Section 10.7, the Service Provider shall allocate such resources and/or products as are then currently available to it and necessary for the performance of such Service ratably between the Service Provider for its own account and Bioverativ for the performance of such Services hereunder.

ARTICLE VIII

INSURANCE MATTERS

Section 8.1                                    Insurance.  Each Party hereto shall, throughout the term of this Agreement, carry appropriate insurance with a reputable insurance company covering property damage, business interruptions, automobile and general liability insurance (including contractual liability) to protect its own business and property interests; provided, that each Party shall be permitted to reasonably self-insure against the liabilities specified in Article VII.

ARTICLE IX

PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 9.1                                    Confidentiality.  The provisions of ARTICLE VII (PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE) of the Separation Agreement shall apply to disclosures of information made pursuant to this Agreement mutatis mutandis.

ARTICLE X

MISCELLANEOUS

Section 10.1          Inconsistencies.  Nothing contained in this Agreement (or any Annex, Schedule or Exhibit) shall be deemed to supersede or change any of the agreements, obligations, representations or warranties of the Parties to the Separation Agreement or any other Ancillary Agreement.  To the extent that any provision in this Agreement (or any Annex, Schedule or Exhibit) is inconsistent or conflicts with any provision of the Separation Agreement or any other Ancillary Agreement, the provisions of the Separation Agreement or such other Ancillary Agreement, as the case may be, shall control.  To the extent that any provision of any Schedule or Exhibit is inconsistent or conflicts with any other provision of this Agreement, such other provision of this Agreement shall control.

Section 10.2          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 10.3          Entire Agreement; Amendments.  This Agreement, including the Exhibits and Schedules, together with the Separation Agreement and the other Ancillary Agreements, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.  No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

Section 10.4          Dispute Resolution.  The provisions in Article VIII (DISPUTE RESOLUTION) of the Separation Agreement shall apply to any Dispute related to this Agreement, mutatis mutandis.

Section 10.5          Notices.

All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

To Biogen:

Biogen Inc.
225 Binney Street
Cambridge, MA 02142
Attn: Chief Legal Officer
Facsimile: [•]

To Bioverativ:

Bioverativ Inc.

225 Second Avenue

Waltham, MA 02451
Attn: Chief Legal Officer
Facsimile: [•]

Section 10.6          Waivers.  Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party.

Section 10.7          Force Majeure.

(a)           Neither Party hereto shall be liable for delay in performance (other than the payment of money) of its obligations to the extent caused by events which could not have been foreseen and are beyond the reasonable control of the Party affected (an event of “Force Majeure”), including but not limited to (i) acts of God, the elements, epidemics, explosions, accidents, landslides, lightning, earthquakes, fires, storms (including but not limited to tornadoes and hurricanes or tornado and hurricane warnings), sinkholes, floods, or washouts; (ii) labor shortage or trouble including strikes or injunctions (whether or not within the reasonable control of such Party and provided that the settlement of strikes and other labor disputes shall be entirely within the discretion of the Party experiencing the difficulty); (iii) inability to obtain material, equipment or transportation; (iv) national defense requirements, war, blockades, insurrections, sabotage, terrorism, riots, arrests and restraints of the government, either federal or state, civil or military (including any governmental taking by eminent domain or otherwise); or (v) any changes in applicable Law, regulation or rule or the enforcement thereof by any governmental or regulatory agency having jurisdiction, that limits or prevents a Party from performing its obligations hereunder or any notice from any such agency of its intention to fine or penalize such Party or otherwise impede or limit such Party’s ability to perform its obligations hereunder.

(b)           The Service Provider will endeavor to provide to Bioverativ uninterrupted Services through the Term.  In the event, however, that (i) the Service Provider is wholly or partially prevented from providing a Service or Services either temporarily or permanently by reason of any Force Majeure event, or (ii) the Service Provider, in the exercise of its reasonable good faith judgment, deems it necessary to suspend delivery of a Service hereunder for purposes of inspection, maintenance, repair, replacement of equipment parts or structures, or similar activities consistent with past practices, the Service Provider shall not be obligated to deliver such Service during such periods, and, in the case of the immediately preceding clause (ii), the

Service Provider shall cooperate with Bioverativ with respect to the timing of such interruption.  Notices provided under this Section 10.7 shall be provided to Bioverativ’s Service Manager (or other executive designated in writing by Bioverativ in accordance with Article IV) and may be provided in accordance with Article IV.

Section 10.8          Assignment.  Neither Party may assign any rights or delegate any obligations arising under Agreement, in whole or in part, directly or indirectly, without the prior written consent of the other Party, and any attempt to so assign any rights or delegate any obligations arising under this Agreement without such consent shall be void.  Notwithstanding the foregoing, no such consent shall be required for any such assignment or delegation (i) with respect to Biogen, to a Subsidiary of Biogen (so long as such Subsidiary remains a Subsidiary of Biogen), (ii) with respect to Bioverativ, to a Subsidiary of Bioverativ (so long as such Subsidiary remains a Subsidiary of Bioverativ) or (iii) to a bona fide Third Party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the assigning Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the non-assigning Party; provided, however, that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 10.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 10.9          Successors and Assigns.  The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 10.10       Third Party Beneficiaries.  Except as provided in Section 7.3 with respect to Persons entitled to claim indemnification hereunder, this Agreement is solely for the benefit of the Parties and shall not be deemed to confer upon Person other than the Parties any remedy, claim, liability, reimbursement, cause of Action or other right beyond any that exist without reference to this Agreement.

Section 10.11       Exhibits and Schedules.  The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 10.12       Titles and Headings.  Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.13       Governing Law.  This Agreement and any Dispute shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof that might lead to the application of laws other than the Laws of the State of Delaware.

Section 10.14       Consent to Jurisdiction.  All Actions that, directly or indirectly, arise out of or relate to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any

Delaware state court or United States federal court sitting in the State of Delaware (such courts, “Delaware Courts”).  Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 10.5 shall be effective service of process for any Action in the Delaware Courts with respect to any matters to which it has submitted to jurisdiction in this Section 10.14.  Consistent with the foregoing in this Section 10.14, each of the Parties hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action brought by any party hereto that, directly or indirectly, arises out of or relates to this Agreement; (b) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim that (i) such Action is not subject to the subject matter jurisdiction of at least one of the above-named courts; (ii) its property is exempt or immune from attachment or execution in the State of Delaware; (iii) such Action is brought in an inconvenient forum; (iv) that the venue of such Action is improper; or (v) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts.

Section 10.15       Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

Section 10.16       Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.17       Interpretation.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 10.18       No Waiver.  No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.19       Independent Contractor Status.  The Service Provider shall be deemed to be an independent contractor to Bioverativ.  Nothing contained in this Agreement shall create or be deemed to create the relationship of employer and employee between the Service Provider and Bioverativ.  The relationship created between the Service Provider and Bioverativ pursuant to or by this Agreement is not and shall not be one of partnership or joint venture.  No Party to this Agreement shall, by reason hereof, be deemed to be a partner or a joint venture of the other Party hereto in the conduct of their respective businesses and/or the conduct of the activities contemplated by this Agreement.  Except as specifically and explicitly provided in this Agreement, and subject to and in accordance with the provisions hereof, no Party to this Agreement is now, shall become, or shall be deemed to be an agent or representative of the other Party.  Except as herein explicitly and specifically provided, neither Party shall have any authority or authorization, of any nature whatsoever, to speak for or bind the other Party to this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BIOGEN INC.

By:
Name:
Title:

BIOVERATIV INC.

By:
Name:
Title:

[Signature Page to Transition Services Agreement]